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APPLIED DIGITAL ACCESS                                            CONFIDENTIAL

                     MANAGEMENT TEAM INCENTIVE COMPENSATION PLAN

                                                   rev 3:    February 13, 1997


PURPOSE: The Management Team Incentive Compensation Plan identifies a portion of the total compensation of each participant as "at risk" compensation. Total compensation includes both base salary and "at risk" compensation.


REVIEW AND APPROVAL: This plan has been approved by the CEO and the Compensation Committee of the Board of Directors.


PHILOSOPHY:  People in the company should be compensated in proportion to:
             - their personal contribution and success,
             - the contribution and success of their department,
             - the contribution and success of their business unit, and
             - the success of the entire company.

The amount of "at risk" compensation should be proportional to management level in the company.

The proportion of the "at risk" compensation element that is dependent on company performance should be proportional to management level in the company.

Measurements must be simple and quantitative against agreed upon objectives.

Company and business unit objectives are set at the beginning of the fiscal year and remain unchanged for the entire year.

Department objectives should be reviewed quarterly and modified to reflect changing business conditions.


PARTICIPANTS in the Plan are designated by the CEO and approved by the Compensation Committee, and include the President/CEO, Officers, Business Unit General Managers, Vice Presidents, Directors, Managers, and Supervisors.

People who become participants during the year shall have the amount they may earn under the plan prorated according to their time in the plan.


AMOUNT OF COMPENSATION AT RISK: The percentage of base salary that comprises "at risk" compensation is:

               CEO                 50%

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               Officers - BUGM          40%
               Officers - Dept Head     40%
               VP (non officer)         35%
               Directors                30%
               Managers                 25%
               Supervisors              20%

Base salary is the participant's salary at the start of the fiscal year.


SETTING OBJECTIVES - Objectives fall into four categories: department, business unit, company, and individual/discretionary. Objectives will be set at the beginning of each fiscal year in discussions between the participant and manager based on company objectives set in company planning sessions. Additional objectives may be added during the year. All objectives will be approved by the CEO and may be reviewed by the Compensation Committee.

Future department objectives and performance against previously set objectives will be reviewed each quarter.


WEIGHTING OBJECTIVES - The weighting of each category of objective is:

                      % of base      % of incentive compensation based on:
                      at risk        company       business unit   department   individual
CEO                      50%          100%               --             --           --
Officers - BUGM          40%           40%               30%            --           30%
Officers - Dept Head     40%           30%               20%            20%          30%
VP (non officer)         35%           30%               20%            20%          30%
Directors                30%           20%               30%            20%          30%
Managers                 25%           20%               20%            30%          30%
Supervisors              20%           20%               20%            30%          30%

Within categories, each objective shall be weighted to reflect importance to company success. Quality shall be emphasized in weighting objectives.


EVALUATING PERFORMANCE AGAINST OBJECTIVES: Accomplishments against objectives will be determined in a quarterly review. A quantitative determination of accomplishment against each objective will be made and a percent score assigned to each objective. Each score will be multiplied by its weighting factor. The sum of the weighted scores in the 'company', 'business unit', and 'department' categories multiplied by the participant's base salary shall determine the amount earned in each category.

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The amount earned in the 'individual/discretionary' category shall be determined by the individual's immediate supervisor as part of the individual's performance appraisal.

The sum of the company, business unit, department, and individual/discretionary categories shall be the total entitlement.


PAYMENTS:   A determination of the amount of "at risk" compensation earned will be made at the end of each quarter. These determinations will be approved by the CEO and the Compensation Committee. A payment equal to 1/2 of the earned amount in the 'company', 'business unit', and 'department' categories will be made to each participant after release of earnings for the quarter. The remainder of the 'company', 'business unit', and 'department' payments and all of the discretionary payment will be held until the close of the year when yearly results are available. The amount payable at the end of the year will be determined by total year results.


PARTICIPANTS MUST BE EMPLOYED BY THE COMPANY ON THE DAY OF ANY PAYMENT IN ORDER TO BE ELIGIBLE FOR THAT PAYMENT.


COMPANY AND BUSINESS UNIT OBJECTIVES:   Company and business unit objectives
shall be established each year. Additional objectives may be added during the year. Company and business unit objectives shall not change during the year.

Quantitative objectives may include: Revenue, Bookings, Gross Margin, Operating Income, and Earnings per Share (EPS).

Strategic objectives may include: Product introduction schedules, and account capture.


DEPARTMENT OBJECTIVES:   Department objectives shall be established each year,
and modified each quarter to reflect changed business conditions. Department objectives shall include quality of the products (output) of each department. In addition, the following objectives shall be included:

     Engineering:        Product development schedules
                         Quality of developed products

     Operations:         Gross Margin
                         Inventory turns
                         Product ship schedules
                         Product quality

     Finance:            Quality of financial reports/analyses
                         Control of assets

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     Marketing:          Bookings - established and new products
                         Product introduction schedules
                         Customer and product support

     Sales:              In accordance with the Sales Compensation Plan


FINANCIAL OBJECTIVES:   Accomplishments against company and business unit
financial objectives may be determined by the company's unaudited financial results as approved by the Board of Directors at its January meeting. Adjustments, if any, may be made after completion of the annual audit.

Revenue and bookings elements will be scored linearly from zero at 80% of plan
to a maximum of 150 at 110% of plan.   The operating income element will be
scored linearly from zero at 95% of plan OI percentage to 100 at 100% of plan OI percentage, then linearly to a score of 150 at 105% of plan OI percentage. Elements shall be evenly weighted in determining the company score.


STRATEGIC OBJECTIVES:   Strategic objectives may be established that include
quantitative and qualitative measurements. The achievement criteria in each case shall be established as quantitatively as possible.


SCORING OF ACHIEVEMENT AGAINST DEPARTMENT OBJECTIVES:
SCHEDULE OBJECTIVES:   Achievement against schedule shall be measured according
to the following formula:

          score = [ 1 - (2 x time late)/schedule time]

ex: if the task measured was 5 weeks late on a schedule that originally was 20 weeks long, the score would be:

          score = [ 1 - ( 2 x 5 weeks)/20 weeks] = 50%

It is possible to score higher than 100% if the task is completed ahead of schedule.
OTHER OBJECTIVES:   Measurements of accomplishments against objectives will be set by each department head with the approval of the CEO. These measures will link measurable performance with a numeric score. Examples of these measurements include:

Quality: percent of modules returned within 120 days number of problems discovered after shipment or installation

Response time:       average time to respond to customer requests

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Delivery schedules:  actual delivery time versus customer requested delivery time.

Asset control:       book to physical inventory variances, numbers of items in
                     error and dollars difference.

Other measures shall be developed as appropriate and as agreed to by the business unit GM, department head and the CEO.


CONTINUOUS IMPROVEMENT:    The objective for each measured element of
performance shall be raised from time to time to improve performance in each area.

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